EXHIBIT 10.15(d)

March 25, 2004

StockerYale, Inc.
32 Hampshire Road
Salem, NH 03079

Ladies & Gentlemen:

This Letter Agreement will serve to confirm certain agreements of Merrill Lynch Business Financial Services Inc. ("MLBFS") and Stockeryale, Inc. ("Customer") with respect to: (i) that certain WCMA LOAN AND SECURITY AGREEMENT NO. 794-07F01 between MLBFS and Customer (including any previous amendments and extensions thereof) , (ii) that certain TERM LOAN AND SECURITY AGREEMENT between MLBFS and Customer dated as of October 21, 2003, (iii) that certain COLLATERAL INSTALLMENT NOTE between MLBFS and Customer dated as of October 21, 2003, and (iv) that certain UNCONDITIONAL GUARANTY dated as of October 21, 2003 from Mark W. Blodgett and (v) all other agreements between MLBFS and Customer or any party who has guaranteed or provided collateral for Customer's obligations to MLBFS (a

"Guarantor") in connection therewith (collectively, the "Loan Documents"). Capitalized terms used herein and not defined herein shall have the meaning set forth in the Loan Documents.

Subject to the terms hereof, effective as of the "Effective Date" (as defined below), the Loan Documents are hereby amended as follows:

(a) The "Maturity Date" of the WCMA Line of Credit, referenced in that certain WCMA LOAN AND SECURITY AGREEMENT NO. 794-07F01 , is hereby amended to be "June 30, 2004."

(b) The term "Interest Rate", referenced in that certain WCMA LOAN AND SECURITY AGREEMENT NO. 794-07F01 and referenced in that certain COLLATERAL INSTALLMENT NOTE dated as of October 21, 2003, shall mean " a variable per annum rate of interest equal to the sum of 7.50% and the One-Month LIBOR ." "One-Month LIBOR" shall mean, as of the date of any determination, the interest rate then most recently published in the "Money Rates" section of The Wall Street Journal as the one-month London Interbank Offered Rate. The Interest Rate will change as of the date of publication in The Wall Street Journal of a One-Month LIBOR that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the One-Month LIBOR, MLBFS will choose a reasonably comparable index or source to use as the basis for the Interest Rate.

(c) "Covenant Waiver Fee" shall mean the fee charged in conjunction with this waiver and amendment. The covenant waiver fee shall be $10,000.00. Customer hereby authorizes and directs MLBFS to charge said amount to WCMA Account No. 794-07F01 on or at any time after the Effective Date.

Waiver of Existing Covenant Defaults:

RECITALS

1. On October 21, 2003, MLBFS entered into an amendment and extension of the Loan Documents with the Customer and Guarantor secured by, among other things, substantially all of the assets of Customer and Guarantor.

2. On October 21, 2003, the Loan Documents Amendment and Extension, together with the Term Loan and Security Agreement, require certain Other Covenants. Among the Other Covenants are certain terms and conditions that require the Negative Pledge of the property commonly known as 32 Hampshire Road, Salem, NH 03079. Additionally, Other Covenants include certain restrictions and requirements regarding the Application of Proceeds. Finally, there is an additional Other Covenant, No Additional Debt, that restricts borrowings of the Customer without the consent of MLBFS.

3. The Negative Pledge covenant requires that except upon the prior written consent of MLBFS, Customer shall not directly or indirectly cause or permit the assignment, transfer, mortgage, encumbrance or pledge to anyone other than MLBFS of, or the granting of a lien or security interest to anyone other than MLBFS on, any of its assets or property, including the real estate commonly known as 32 Hampshire Road, Salem, NH 03079, whether now owned or existing or hereafter acquired or arising.

4. The Application of Proceeds covenant requires that 50% of the Net Proceeds from Equity Offerings related to the Private Placement of Equity shall be applied first as a permanent debt payment to the Term Loan and then as a permanent debt payment to the Line of Credit.

5. The No Additional Debt covenant requires that except upon the prior written consent of MLBFS, Customer shall not directly or indirectly incur or permit to exist any debt of Customer for borrowed money or the lease under a capital lease or deferred purchase price of real or personal property other than: (i) debt to MLBFS, and (ii) debt existing as of the date of and reflected on the last financial statements of Customer submitted to MLBFS prior to the date hereof and not refinanced by MLBFS.

6. On or about February 26, 2004, MLBFS discovered, without prior notice from Customer, that Customer completed a $6.6 million financing package ("2004 Financing Package"). The 2004 Financing Package consisted of $4 million in convertible notes and $2.6 million of common stock. MLBFS also discovered that the proceeds were used to refinance the mortgage on its Salem, NH property.

7. In March 2004, MLBFS had conversations with the Customer and Guarantor regarding the 2004 Financing Package, the Negative Pledge, the Applications of Proceeds, and the No Additional Debt covenants. During these conversations, Customer requested that MLBFS: (i) forbear from any actions that it is entitled under the Loan Documents with respect to the 2004 Financing Package, the Negative Pledge, the Application of Proceeds, and the No Additional Debt covenants, (ii) provide a waiver of any events of default that may have resulted from the 2004 Financing Package and (ii) permit Customer to fully repay the Obligations over time a short period of time that will enable MLBFS to be paid in full and exit the transactions contemplated by the Loan Documents on or before May 31, 2004 or such later date shall elect in its sole discretion on written notice to Obligors (the "Pay-Off Date").

8. Although MLBFS is under no obligation to do so, MLBFS is willing, on the terms and subject to the conditions contained in this letter agreement, to waive the events of default that may have arisen due to the 2004 Financing Package, and are continuing under the Loan Documents, as set forth in Schedule 1 hereto (collectively, "Existing Defaults"); and to continue to defer the full and immediate collection of all amounts that are outstanding under the Loan Documents until the earlier of the Maturity Date or Pay-Off Date. With respect to covenant compliance, MLBFS consents to waive the Existing Defaults for the periods ending 12/31/03 and 3/31/04 only. MLBFS requires strict compliance of these and all other covenants that pertain to the Loan Agreement between MLBFS and Customer at all times thereafter.

Except as expressly amended hereby, the Loan Documents shall continue in full force and effect upon all of their terms and conditions.

By his execution of this Letter Agreement, the below-named Guarantor hereby consents to the foregoing modifications to the Loan Documents, and hereby agrees that the "Obligations" under his Unconditional Guaranty and/or agreements providing collateral shall extend to and include the Obligations of Customer under the Loan Documents, as amended hereby.

Customer and said Guarantor acknowledge, warrant and agree, as a primary inducement to MLBFS to enter into this Agreement, that: (a) no Default or Event of Default, other that the Existing Defaults, have occurred and is continuing under the Loan Documents; (b) each of the warranties of Customer in the Loan Documents are true and correct as of the date hereof and shall be deemed remade as of the date hereof; (c) neither Customer nor said Guarantor have any claim against MLBFS or any of its affiliates arising out of or in connection with the Loan Documents or any other matter whatsoever; and(d) neither Customer nor said Guarantor have any defense to payment of any amounts owing, or any right of counterclaim for any reason under, the Loan Documents.

MLBFS requests that as soon as feasible Customer furnish to MLBFS the following item (however, the Effective Date of this Letter Agreement is not conditioned upon the receipt of the such item):

Executed Proposal Letter from Cove Partners LLC that contemplates the financing package that will pay-off the MLBFS loan facilities.

Executed Commitment Letter from Cove Partners LLC or Laurus Master Fund that commits to the financing package that will pay-off the MLBFS loan facilities.

Provided that no Event of Default, other that the Existing Defaults, or event which with the giving of notice, passage of time, or both, would constitute an Event of Default, shall then have occurred and be continuing under the terms of the Loan Documents, and the condition specified above shall have been met to our satisfaction, the amendments and agreements in this Letter Agreement will become effective on the date (the "Effective Date") upon which: (a) Customer and the Guarantor shall have executed and returned the duplicate copy of this Letter Agreement enclosed herewith; and (b) an officer of MLBFS shall have reviewed and approved this Letter Agreement as being consistent in all respects with the original internal authorization hereof.

Notwithstanding the foregoing, if Customer and the Guarantor do not execute and return the duplicate copy of this Letter Agreement within 3 days from the date hereof, or if for any other reason (other than the sole fault of MLBFS) the Effective Date shall not occur within said 3-day period, then all of said amendments and agreements will, at the sole option of MLBFS, be void.

Very truly yours,

Merrill Lynch Business Financial Services Inc.

By: /s/ Edmond Blough

Edmond Blough
Vice President

Accepted:

StockerYale, Inc.

By: _______________________________

Printed Name: ________________________________

Title: ________________________________

Approved:

________________________________

Mark W. Blodgett

Schedule 1

Existing Defaults

Events of Default resulting from Obligors' failure to comply with the terms set forth in the Negative Pledge section of the loan documents.

Events of Default resulting from Obligors' failure to comply with the terms set forth in the Application of Proceeds section of the loan documents.

Events of Default resulting from Obligors' failure to comply with the terms set forth in the No Additional Debt section of the loan documents.

Exhibit 10.15(d) / STKR	END	2002 FORM 10-K